As filed with the Securities and Exchange Commission on November 22, 1996 Registration Statement No. 33-63024
-------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------
                        POST-EFFECTIVE AMENDMENT NO.2
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                         DEAN WITTER, DISCOVER & CO.
            (Exact name of registrant as specified in its charter)

                      Delaware                                          36-3145972
(State or other jurisdiction of incorporation or           (IRS Employer Identification Number)
                   organization)

                            Two World Trade Center
                          New York, New York  10048
                          -------------------------
        (Address of principal executive offices, including zip codes)

          DEAN WITTER, DISCOVER & CO. OMNIBUS EQUITY INCENTIVE PLAN
         DEAN WITTER, DISCOVER & CO. EMPLOYEES REPLACEMENT STOCK PLAN
    DEAN WITTER, DISCOVER & CO. 1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                          (Full title of the plans)

                            Christine A. Edwards
                 Executive Vice President and General Counsel
                         Dean Witter, Discover & Co.
                            Two World Trade Center
                                  66th Floor
                          New York, New York  10048
                                (212) 392-2222
          (Name, address and telephone number of agent for service)
                         ---------------------------
                       Calculation of Registration Fee

                                         Proposed Maximum     Proposed Maximum
Title of Securities  Amount to be        Offering             Aggregate Offering
to be                Registered          Price Per Share      Price               Amount of
Registered                                                                        Registration
                                                                                  Fee
Rights to Purchase
Series
A Junior             one right per
Participating        share of            N/A                  N/A                 N/A
Preferred Stock (1)  common stock



 (1) The Rights to Purchase Series A Junior Participating Preferred Stock will be attached to and trade with shares of the Common Stock of the Registrant. Value attributable to such Rights, if any, will be reflected in the market price of the shares of Common Stock of the Registrant. The shares of Common Stock of the Registrant to which such Rights relate were previously registered on the initial filing of the Registration Statement No. 33-63024 with the Securities and Exchange Commission on May 19, 1993. The Registration Fee for the shares of Common Stock was paid on such initial filing of the Registration Statement.


                                   Part II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Post-Effective Amendment No. 2 is being filed to deregister 58,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of Dean Witter, Discover & Co., a Delaware corporation (the "Registrant"), originally registered with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the
"Securities Act"), on a Registration Statement on Form S-8, Registration No. 33-63024 (the "Registration Statement"), filed with the Commission on May 19, 1993 and amended by Post-Effective Amendment No. 1 filed with the Commission on May 31, 1994, with respect to the Registrant s 1993 Stock Plan for Non-Employee Directors. The Registration Statement was filed by the Registrant with respect to the Registrant s Omnibus Equity Incentive Plan and Employees Replacement Stock Plan as well as the Registrant s 1993 Stock Plan for Non-Employee Directors. The deregistration relates solely to 58,000 shares of Common Stock under the 1993 Stock Plan for Non-Employee Directors. The other 42,000 shares of Common Stock related to the 1993 Stock Plan for Non-Employee Directors, and the shares of Common Stock relating to the Omnibus Equity Incentive Plan and the Employee Replacement Stock Plan that remained registered under the Securities Act pursuant to the Registration Statement following its amendment by Post-Effective Amendment No. 1 and remain unissued, are not being deregistered pursuant to this Post-Effective Amendment No. 2.

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

     The Registrant hereby incorporates the following documents herein by reference:

(a) The Registrant s Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

(b) The Registrant s Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

(c) The Registrant s Current Reports on Form 8-K dated January 4, 1996, January 8, 1996, January 23, 1996, April 18, 1996, July 18, 1996 and
October 23, 1996.

(d) The description of the Common Stock contained in the Registrant s Registration Statement on Form 10 filed with the Commission pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on January 15, 1993, as amended by the description contained in the Registrant s Forms 8 dated February 11, February 21 and February 22, 1993.

(e) The description of the Registrant s Shareholder Rights Plan contained in the Registrant s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act on April 26, 1995, as amended by the Form 8-A/A dated May 4, 1995.

All documents subsequently filed by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 and Section 15 of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         -------------------------

     Not required.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

     No material interests.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Section 102 of the General Corporation Law of the State of Delaware (the "GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant s Amended and Restated Certificate of Incorporation, as amended, contains a provision which eliminates directors personal liability as set forth above.

     The Registrant s Amended and Restated Certificate of Incorporation, as amended, and the Registrant s By-Laws provide in effect that the Registrant shall indemnify its directors and officers, and may indemnify its employees, to the extent permitted by Section 145 of the GCL. Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its directors, officers and employees in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer or employee, or former director or officer or employee, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer or employee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer or employee had no cause to believe that his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer or employee, or former director or officer or employee, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys fees) actually and reasonably incurred with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer or employee of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     The Registrant has in effect insurance policies in the amount of $75 million for general officers and directors liability insurance and $25 million for fiduciary liability insurance covering all of the Registrant s directors and officers in certain instances where by law they may not be indemnified by the Registrant.

Item 7.  Exemption From Registration Claimed.
         -----------------------------------

     Not applicable.

Item 8.  Exhibits.
         --------


4.1       Dean Witter, Discover & Co. Omnibus Equity Incentive Plan.*
4.2       Dean Witter, Discover & Co. Employees Replacement Stock Plan.*
4.3       Dean Witter, Discover & Co. 1993 Stock Plan for Non-Employee Directors.*
4.4       Rights Agreement, dated as of April 25, 1995, between Dean Witter, Discover & Co. and
          Chemical Bank, as Rights
          Agent, which includes as Exhibit B thereto the Form of Rights Certificate, incorporated herein by reference to
          Exhibit 1 to the Registrant s Registration Statement on Form 8-A dated April 26, 1995.
5.1       Opinion of Brown & Wood.
15.1      Letter of awareness from Deloitte & Touche LLP concerning unaudited interim financial information.
23.1      Consent of Deloitte & Touche LLP as to financial statements of the Registrant for the year ended December 31,
          1995.
23.2      Consent of Brown & Wood (included as part of Exhibit 5.1).
24.1      Powers of Attorney (included in Part II of the Registration Statement under the caption
          "Signatures").*



* Previously Filed

Item 9.  Undertakings.
         ------------

     (a)  The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high or low end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant s annual report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by a final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 22nd day of November, 1996.

                              DEAN WITTER, DISCOVER & CO.

                              By:    /s/ Ronald T. Carman
                                   -----------------------
                                   Ronald T. Carman
                                   Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons in the capacities indicated on this 22nd day of November, 1996.



                     SIGNATURES                                           TITLE
                     ----------                                           -----
                          *                         Chairman of the Board, Chief Executive Officer and
                 -----------------
                 Philip J. Purcell                                       Director
                                                              (Principal Executive Officer)

                          *                            Executive Vice President and Chief Financial
                -------------------
                Thomas C. Schneider                                 Officer (Principal
                                                                    Financial Officer)

                          *                          Senior Vice President and Controller (Principal
                  ---------------
                  Robert P. Seass                                       Accounting
                                                                         Officer)

                         *                                               Director
                 -----------------
                 Edward A. Brennan

              -----------------------                                    Director
               Alfred C. DeCrane, Jr.

                         *                                               Director
                 ------------------
                 Robert M. Gardiner

              -----------------------                                    Director
                  C. Robert Kidder

                         *                                               Director
                  ----------------
                  Michael A. Miles

                         *                                               Director
                  ---------------
                  Sybil C. Mobley

                         *                                               Director
              -----------------------
              Clarence B. Rogers, Jr.




*By:    /s/ Ronald T. Carman
      ------------------------
     Ronald T. Carman
     Attorney in Fact



                                EXHIBIT INDEX




 Exhibit Number
4.1             Dean Witter, Discover & Co. Omnibus Equity Incentive Plan.*
4.2             Dean Witter, Discover & Co. Employees Replacement Stock Plan.*
4.3             Dean Witter, Discover & Co. 1993 Stock Plan for Non-Employee
                Directors.*
4.4             Rights Agreement, dated as of April 25, 1995, between Dean
                Witter, Discover & Co. and Chemical Bank, as Rights Agent, which includes as Exhibit B thereto the Form of Rights
                Certificate, incorporated herein by reference to Exhibit 1 to the Registrant s Registration Statement on Form 8-A dated
                April 26, 1995.
5.1             Opinion of Brown & Wood.
15.1 Letter of awareness from Deloitte & Touche LLP concerning unaudited interim financial information.
23.1 Consent of Deloitte & Touche LLP as to financial statements of the Registrant for the year ended December 31, 1995.
23.2            Consent of Brown & Wood (included as part of Exhibit 5.1).
24.1            Power of Attorney (included in Part II of the Registration
                Statement under the caption "Signatures").*



*Previously Filed


                                                                  EXHIBIT 5.1



                                             November 22, 1996





Dean Witter, Discover & Co.
Two World Trade Center
New York, New York  10048

Gentlemen:

     We have acted as special counsel to Dean Witter, Discover & Co., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of an aggregate of up to 9,717,000 shares of Common Stock, par value $.01 per share (the "Shares"), and up to 9,717,000 Rights to Purchase Series A Junior Participating Preferred Stock ("Rights") pursuant to the Dean Witter, Discover & Co. 1993 Stock Plan for Non-Employee Directors and Dean Witter, Discover & Co.'s Omnibus Equity Incentive Plan and Employees Replacement Stock Plan (the "Plans").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 (File No. 33-63024) filed with the Securities and Exchange Commission (the "Commission") under the
Securities Act (together with all exhibits thereto, the "Registration Statement") on May 19, 1993, (ii) Post-Effective Amendment No. 1 to the Registration Statement filed with the Commission under the Securities Act on May 31, 1994, (iii) Post-Effective Amendment No. 2 to the Registration Statement to be filed with the Commission under the Securities Act on November 22, 1996, (iv) the Amended and Restated Certificate of Incorporation of the Company as currently in effect, (v) the By-laws of the Company as currently in effect, (vi) specimens of the certificates to be used to represent the Shares and (vii) resolutions of the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the Rights, the adoption of the Plan and the filing of the Registration Statement and Post-Effective Amendments Nos. 1 and 2. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the issuance of that:

     1. The Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plan and against payment therefor, the Shares will be validly issued, fully paid and nonassessable.

     2. The issuance of the Rights has been duly authorized by all necessary corporate action of the Company.


     We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement.

                                             Very truly yours,


                                             Brown & Wood LLP




                                                                 EXHIBIT 15.1



To the Board of Directors and Shareholders of Dean Witter, Discover & Co.:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dean Witter, Discover & Co. and subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995 and September 30, 1996 and 1995, as indicated in our reports dated May 15, 1996, August 14, 1996 and November 13, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996,
June 30, 1996 and September 30, 1996 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP


New York, New York
November 22, 1996

                                                                 EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 33-63024 of Dean Witter, Discover & Co. ("DWDC") on Form S-8 (relating to the DWDC Omnibus Equity Incentive Plan, the DWDC Employees Replacement Stock Plan and the DWDC 1993 Stock Plan for Non-Employee Directors) of our reports dated February 21, 1996, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dean Witter, Discover & Co. for the year ended December 31, 1995.


DELOITTE & TOUCHE LLP


New York, New York
November 22, 1996